Exhibit 4.3

Execution Version

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of October 5, 2021, by and among Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), the Guarantors (as defined in the Indenture) as of the Issue Date and each other Subsidiary and Person that becomes a party hereto pursuant to Section 7.10 (the Company, such Guarantors and each other such Subsidiary and Person are collectively referred to as the “Grantors”) and The Bank of New York Mellon Trust Company, N.A. (“BNY Mellon”), in its capacity as notes collateral agent under the Indenture (as defined below) for the Notes Secured Parties (in such capacity and together with its successors and assigns, the “Notes Collateral Agent”).

PRELIMINARY STATEMENT

The Company, the Guarantors and BNY Mellon, in its capacity as trustee and as Notes Collateral Agent are entering into that certain Indenture, dated as of October 5, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) pursuant to which, on the date hereof, the Company issued $400 million aggregate principal amount of 3.750% Senior Secured Notes due 2027 (together with any Additional Notes, the “Notes”). Each of the Company and the Guarantors is willing to secure its obligations under the Notes Documents by granting Liens on substantially all of its assets (whether now owned or hereafter arising or acquired), to the extent such assets are subject to a lien securing the Term Loan Credit Agreement Obligations or any other First Lien Obligations (other than Excluded Assets), to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, as provided in the Security Documents. The Company and the Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the issuance of the Notes under the Indenture.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Terms Defined in Indenture. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture. The rules of construction set forth in Section 1.03 of the Indenture shall apply to this Security Agreement as if specifically incorporated herein, mutatis mutandis.

Section 1.02. Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Indenture are used herein as defined in Articles 8 or 9 of the UCC, as the context may require (including, without limitation, as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Account,” “Account Debtor”, “Chattel Paper,” “Commercial Tort Claim,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Supporting Obligation” and “Tangible Chattel Paper”).

Section 1.03. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“BNY Mellon” has the meaning set forth in the preamble.

“Collateral” has the meaning set forth in Article 2.

“Company” has the meaning set forth in the preamble.

“Contract Rights” means all rights of any Grantor under any Contract, including, without limitation, (i) any and all rights to receive and demand payments under such Contract, (ii) any and all rights to receive and compel performance under such Contract and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with such Contract.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any licensing agreement and any partnership agreement, joint venture agreement and/or limited liability company agreement).

“Control” has the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Laws, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Domain Names” means all Internet domain names and associated URL addresses.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Excluded Assets” means:

(a) any asset (including Capital Stock) the grant or perfection of a security interest in which would (i) be prohibited by enforceable anti-assignment or negative pledge provisions set forth in any contract that is binding on such asset at the Issue Date or at the time of its acquisition and, in each case, to the extent such prohibitions are not incurred in contemplation of the Issue Date or such acquisition, as applicable (other than in the case of Finance Leases and purchase money financings) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law), (ii) notwithstanding anything in this clause (a) to the contrary, be prohibited by any Asset Financing Facility or CRE Financing, in each case, that is permitted by the Indenture (including, without limitation, any Asset Financing Facility or CRE Financing existing on the Issue Date or established from time to time after the Issue Date, in each case, that is permitted hereunder) (including, without limitation, to the extent required in order to obtain, or prohibited under, the applicable Asset Financing Facility or CRE Financing, any Capital Stock in any Financing SPE Subsidiary and any direct or indirect parent thereof, in each case, directly owned by any Obligor (such Capital Stock, the “Financing Equity”)), so long as

(I) in the case of any Capital Stock in any Subsidiary that is excluded from the Collateral under this clause (a)(ii), all of the outstanding Capital Stock in a direct or indirect parent of such Subsidiary is pledged as Collateral hereunder or under a Security Document and (II) no assets shall constitute Excluded Assets under this clause (a)(ii) other than the (x) relevant CRE Finance Assets or Real Estate Investments, as applicable, financed by such Asset Financing Facility or CRE Financing, as applicable, (y) any corresponding Financing Equity and (z) other assets ancillary to such CRE Finance Asset or Real Estate Investments owned by the Financing SPE Subsidiary under such Asset Financing Facility or CRE Financing, as applicable, (iii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of the Indenture and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Finance Leases and purchase money financings) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) or (iv) except with respect to the Capital Stock of any Obligor or any Wholly Owned Subsidiary, trigger termination of any contract relating to such asset that is permitted by the terms of the Indenture pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) or would violate any joint venture agreement binding on such Capital Stock; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right,

(b) any asset (other than Capital Stock of the Company or Subsidiaries that are Guarantors) to the extent the grant or perfection of a security interest in such asset would result in material adverse tax consequences (including any adverse tax consequences due to the application of Section 956 of the Code) or materially adverse regulatory consequences, in each case, to the Obligors as reasonably determined by the Company in writing and delivered to the Notes Collateral Agent,

(c) the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) not-for-profit subsidiary, (iii) special purpose entity used for any permitted Qualified Securitization Financing and/or (iv) an Immaterial Subsidiary, in each case, except to the extent such Person is a Guarantor,

(d) any intent-to-use (or similar) trademark application prior to the filing and acceptance of a “Statement of Use,” “Amendment to Allege Use” or similar filing with respect thereto, by the United States Patent and Trademark Office, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) trademark application under applicable federal law,

(e) any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited under applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority) or (ii) require any governmental (including regulatory) or third party (other than the Company, a Subsidiary of the Company, the Manager, or the respective Affiliates of the foregoing) consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained; it being understood and agreed that no Obligor shall have any obligation to procure any such consent, approval, license or authorization) (in each case in this clause (e), to the extent such requirement in clause (e)(ii) was not incurred in contemplation of the Issue Date or of such Subsidiary becoming a Subsidiary (other than in the case of any Asset Financing Facility or CRE Financing with respect to (x) the relevant CRE Finance Assets or Real Estate Investments, as applicable, (y) any corresponding Financing Equity and (z) other assets ancillary to such CRE Finance Asset or Real Estate Investments owned by the Financing SPE Subsidiary under such Asset Financing Facility or CRE Financing, as applicable), financed by such Asset Financing Facility or CRE Financing, as applicable, and any corresponding Financing Equity) and after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law and so long as, in the case of any Capital Stock in any Subsidiary that is excluded from the Collateral under clause (e)(ii) as a result of absence of any requisite third party consent, approval, license or authorization only, all of the outstanding Capital Stock in a direct or indirect parent of such Subsidiary is pledged as Collateral hereunder or under a Security Document); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (e) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition,

(f) (i) any leasehold interest in Real Estate Assets (including, without limitation, any ground lease), (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement, any other leasehold interests, (iii) any owned Real Estate Asset that is not a Material Real Estate Asset, (iv) any owned Real Estate Asset that is not used by the Company or its Subsidiaries for operational purposes (including, for the avoidance of doubt, any such Real Estate Asset (x) subject to a sale-leaseback, ground lease or other long-term net lease, in each case, in respect of which the Company or any of its Subsidiaries is the landlord or lessor, as applicable, (y) acquired in connection with a foreclosure or other exercise of remedies under any CRE Finance Asset and/or (z) which is, or is in the process of becoming, subject to any CRE Financing), in each case, so long as all of the outstanding Capital Stock in a direct or indirect parent of any Subsidiary owning such Real Estate Asset is pledged as Collateral hereunder or under a Security Document, and (v) any owned Real Estate Asset (including any owned Real Estate Asset that is, or is intended to become, subject to a Mortgage) located in a flood hazard area or Real Estate Assets subject to any flood insurance due diligence (other than, for the avoidance of doubt, standard flood hazard determinations), flood insurance requirements or compliance with any Flood Insurance Laws (it being agreed that (A) if it is subsequently determined that any owned Material Real Estate Asset subject to, or otherwise required to be subject to a Mortgage is or might be located in a flood hazard area, (1) such Real Estate Asset shall be deemed to constitute an Excluded Asset until a determination is made that such Real Estate Asset is not located in a flood hazard area and does not require flood insurance and (2) if there is an existing Mortgage on such property, such Mortgage shall be released if the mortgaged property is a Flood Hazard Property for so long as such Real Estate Asset constitutes Flood Hazard Property or requires flood insurance, or (B) if it cannot be determined whether such owned Real Estate Asset is a Flood Hazard Property or would require flood insurance and the time or information necessary to make such determination would (as determined by the Company in good faith) delay or impair effectiveness of any amendment or supplement under the Indenture of the Security Documents, the foregoing clause (A) shall also apply),

(g) the Capital Stock of any Person that is not a Wholly Owned Subsidiary (other than an Obligor),

(h) any Margin Stock,

(i) the Capital Stock of (i) any Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco, in each case (x) in excess of 65% of the issued and outstanding Capital Stock of any such Person or (y) to the extent such Foreign Subsidiary or Foreign Subsidiary Holdco is not a first-tier Subsidiary of an Obligor,

(j) Commercial Tort Claims with a value (as reasonably estimated by the Company) of less than $10,000,000,

(k) Trust Accounts and Trust Funds,

(l) assets subject to a purchase money security interest, Finance Lease or similar arrangement, in each case, that is permitted by the terms of the Indenture and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or any Subsidiary of the Company) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (l) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation,

(m) any asset with respect to which the Term Loan Collateral Agent and the relevant Obligor have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course of business and including the cost of title insurance, surveys or flood insurance (if necessary) or any mortgage, stamp, intangibles or other tax or expenses of obtaining or perfecting such security interest) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Notes Secured Parties afforded thereby, which determination is evidenced in writing,

(n) any governmental license or state or local franchise, charter and/or authorization, to the extent the grant of a security interest in such license, franchise, charter and/or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law, other than any proceed or receivable thereof the assignment of which is expressly deemed to be effective under the UCC or other applicable Requirements of Law,

(o) any asset of a Subsidiary (including its Capital Stock) acquired by the Company or any Subsidiary in an acquisition permitted by the Indenture (other than from the Company of any Subsidiary) that, at the time of the relevant acquisition, is encumbered by a Lien permitted under the Indenture to secure assumed indebtedness (not created in contemplation of the relevant acquisition) permitted under Section 4.07 of the Indenture to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such asset from being pledged to secure the Notes Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition,

(p) any assets owned by an Excluded Subsidiary that is not an Obligor,

(q) any aircraft or any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of the Company or any Subsidiary, and

(r) property or assets to the extent such assets are not subject to a lien, and are not required to be subject to a lien, securing the Term Loan Credit Agreement Obligations or any other First Lien Obligations, provided, however, that Excluded Assets will not include any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets);

provided that, notwithstanding the foregoing, to the extent that, and only for so long as, any property or assets of the Company or a Guarantor that would constitute Excluded Assets are pledged by the Company or such Guarantor to secure the Term Loan Credit Agreement Obligations, then such property or assets shall not constitute Excluded Assets.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to the First Lien Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company ending December 31 of each calendar year.

“Grantors” has the meaning set forth in the preamble.

“Indenture” has the meaning set forth in the Preliminary Statement.

“Intellectual Property” means, collectively, all Copyrights, Patents, Trademarks, Trade Secrets, Domain Names and Software.

“Intellectual Property Collateral” means all Intellectual Property and Licenses in or to which any Grantor now or hereafter has any right, title or interest.

“Intellectual Property Security Agreement Supplement” means an Intellectual Property Security Agreement Supplement substantially in the form of Exhibit A to the Intellectual Property Security Agreement.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements, whether as licensor or licensee, in (1) Patents, (2) Copyrights, (3) Trademarks and Domain Names, (4) Trade Secrets or (5) Software, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Issuer and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Notes Collateral Agent under the applicable Notes Documents or (iii) the ability of the Obligors (taken as a whole) to perform their payment obligations under the applicable Notes Documents.

“Money” has the meaning set forth in Article 1 of the UCC.

“Notes Collateral Agent” has the meaning set forth in the preamble.

“Notes Documents” means the Indenture, the Notes, the Guarantees and the Security Documents.

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions, designs or improvements thereto described or claimed therein; (c) all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Perfection Certificate” means the Perfection Certificate delivered by the Grantors to the Notes Collateral Agent on the date hereof, or any Perfection Certificate delivered pursuant to a security agreement joinder, as applicable.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization (or, in the case of a Foreign Subsidiary Guarantor, other office under Section 9-307 of the UCC) of each Obligor, the filing of appropriate assignments, security agreements, instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties and to the extent required by the applicable Notes Documents, in each case, the delivery to the Notes Collateral Agent of any stock certificate, promissory note and instruments required to be delivered pursuant to the applicable Notes Documents, together with instruments of transfer executed in blank and, in the case of any Foreign Subsidiary Guarantor (and its Capital Stock), such steps required to grant the Notes Collateral Agent a first priority perfected lien, subject to the First Lien Intercreditor Agreement, on its Capital Stock and substantially all of its assets pursuant to arrangements agreed between the Notes Collateral Agent and the Company.

“Permits” means all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority or agency.

“Pledged Collateral” means all Pledged Stock, including all Stock Rights, all stock certificates, options or rights of any nature whatsoever in respect of the Pledged Stock that may be issued or granted to, or held by, any Grantor, all Instruments owned by any Grantor, whether or not physically delivered to the Notes Collateral Agent pursuant to this Security Agreement, whether now owned or hereafter acquired by such Grantor and any and all Proceeds thereof. For the avoidance of doubt, the term “Pledged Collateral” shall not include any Excluded Asset.

“Pledged Stock” means, with respect to any Grantor, the Capital Stock held by such Grantor, including Capital Stock described in Schedule 5 to the Perfection Certificate as held by such Grantor, together with any other Capital Stock as are hereafter acquired by such Grantor.

“Proceeds” has the meaning assigned in Article 9 of the UCC and, in any event, shall also include but not be limited to (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Notes Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority, (iii) any and all Stock Rights and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means any Account, Chattel Paper, Document, Instrument and/or any General Intangible, in each case, that is a right or claim to receive money (whether or not earned by performance).

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Security Agreement” has the meaning set forth in the preamble.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Stock Rights” means all dividends, options, warrants, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution of or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Capital Stock.

“Term Loan Collateral Agent” has the meaning assigned to the term First Lien Credit Agreement Collateral Agent in the First Lien Intercreditor Agreement.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, dilutions or violations thereof; (d) all rights to sue for past, present, and future infringements, dilutions or violations of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Trade Secrets” means the following: (a) trade secrets, confidential and proprietary information, including unpatented inventions, invention disclosures, technology engineering data or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, data, databases and data collections; (b) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future misappropriations or infringements thereof; (c) all rights to sue for past, present and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE 2

GRANT OF SECURITY INTEREST

Section 2.01. Grant of Security Interest.

(a) As security for the prompt and complete payment or performance, as the case may be, in full of the Notes Obligations, each Grantor hereby pledges, mortgages, transfers and grants to the Notes Collateral Agent, its successors and permitted assigns, for the benefit of the Notes Secured Parties, a continuing security interest in all of its right, title and interest in and to all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor, and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii) all Intellectual Property Collateral;

(iv) all Deposit Accounts, all Money, Cash and Cash Equivalents;

(v) all Documents;

(vi) all Equipment;

(vii) all Fixtures;

(viii) all General Intangibles;

(ix) all Goods;

(x) all Instruments;

(xi) all Inventory;

(xii) all Investment Property, Pledged Stock and other Pledged Collateral;

(xiii) all letters of credit and Letter-of-Credit Rights;

(xiv) all Commercial Tort Claims described on Schedule 8 to the Perfection Certificate (including any supplements to such Schedule 8 delivered pursuant to Section 4.04);

(xv) all Permits;

(xvi) all Software and all recorded data of any kind or nature, regardless of the medium of recording;

(xvii) all Contracts, together with all Contract Rights arising thereunder;

(xviii) all Supporting Obligations; and

(xix) all accessions to, substitutions and replacements for and Proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b) Notwithstanding the foregoing, the term “Collateral” (and any component definition thereof, including “Intellectual Property Collateral”) shall not include any Excluded Asset. Notwithstanding anything to the contrary contained herein, immediately upon the ineffectiveness, lapse or termination of all applicable restrictions and conditions set forth in the definition of “Excluded Assets” in the Indenture that prevented the grant of a security interest in any right, interest or other asset that would have, but for such restrictions and conditions, constituted Collateral, the Collateral shall include, and the relevant Grantor shall be deemed to have automatically granted a security interest in, such previously restricted or conditioned right, interest or other asset, as the case may be, as if such restrictions and conditions had never been in effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, that:

Section 3.01. Title, Perfection and Priority; Filing Collateral. (a) this Security Agreement is effective to create a legal, valid and subject to the Legal Reservations, enforceable Lien on and security interest in the Collateral in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties and subject to the satisfaction of the Perfection Requirements, the Notes Collateral Agent will have a fully perfected First Priority Lien on such Collateral securing the Notes Obligations to the extent perfection can be achieved by the Perfection Requirements.

Section 3.02. Intellectual Property. As of the date hereof, no Authorized Officer of any Grantor has knowledge of (i) any written third-party claim (A) that any of its owned Intellectual Property registrations or applications is invalid or unenforceable, or (B) challenging such Grantor’s rights to the Intellectual Property Collateral or (ii) any basis for such claims, other than, in each case, to the extent any such third-party claim would not reasonably be expected to have a Material Adverse Effect.

Section 3.03. Pledged Collateral. (i) All Pledged Stock has been duly authorized and validly issued (to the extent such concepts are relevant with respect to such Pledged Stock) by the issuer thereof and is fully paid and non-assessable, (ii) as of the date of delivery by the Company to the Notes Collateral Agent of the Perfection Certificate, each Grantor is the direct owner, beneficially and of record, of the Pledged Stock described in Schedule 5 to the Perfection Certificate as held by such Grantor and (iii) as of the date of delivery by the Company to the Notes Collateral Agent of the Perfection Certificate, each Grantor holds the Pledged Stock described in Schedule 5 to the Perfection Certificate as held by such Grantor free and clear of all Liens (other than Permitted Liens).

ARTICLE 4

COVENANTS

From the date hereof, and thereafter until the Termination Date:

Section 4.01. General.

(a) Authorization to File Financing Statements; Ratification. Each Grantor hereby undertakes and shall be responsible (i) to file (A) all financing statements (including fixture filings) and amendments and continuation statements thereto with respect to the Collateral naming such Grantor as debtor and the Notes Collateral Agent as secured party, in form appropriate for filing under the UCC of the relevant jurisdiction and (B) filings with the United States Patent and Trademark Office and the United States Copyright Office (including any Intellectual Property Security Agreement) for the purpose of perfecting, enforcing, maintaining or protecting the Lien of the Notes Collateral Agent in United States issued, registered and applied for Patents, Trademarks and Copyrights (in each case, to the extent constituting Collateral) and naming such Grantor as debtor and the Notes Collateral Agent as secured party and, (ii) subject to the terms of the Notes Documents, agrees to take such other actions, in each case as may from time to time be necessary or reasonably requested by the Notes Collateral Agent (and authorizes the Notes Collateral Agent to take any such other actions, which it has no obligation to take) in order to establish and maintain a First Priority, valid, enforceable (subject to the Legal Reservations) and perfected (if and to the extent perfection is required pursuant to the Notes Documents) security interest in and, subject, in the case of Pledged Collateral, to Section 4.02 hereof, Control of, the Collateral. Each Grantor shall pay any applicable filing fees, recordation fees and related expenses relating to its Collateral in accordance with and subject to the limitations under Sections 7.07 and 12.07(u) of the Indenture. Any financing statement filed by any Grantor on behalf of the Notes Collateral Agent may (i) indicate the Collateral (A) as “all assets” of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including in each case to the extent applicable, whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor. Each Grantor agrees to furnish any such information to the Notes Collateral Agent promptly upon request. Each Grantor shall file any financing statements, amendments, continuation statements or filings with the relevant jurisdiction, the United States Patent and Trademark Office and the United States Copyright Office and each Grantor shall file such filings on behalf of the Notes Collateral Agent. It is understood that the Notes Collateral Agent has no obligation to file any financing statements, amendments, continuation statements or filings.

(b) Further Assurances. Each Grantor agrees, subject to the terms of the Notes Documents, at its own expense, to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Persons holding Permitted Liens on such Collateral that have priority over the Notes Collateral Agent’s Lien) and to defend the security interest of the Notes Collateral Agent in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Limitations on Actions. Notwithstanding anything to the contrary in this Security Agreement, no Grantor shall be required to take any action in connection with Collateral pledged hereunder (and no security interest in such Collateral shall be required to be perfected) except to the extent consistent with Section 4.12(b) or 4.15 of the Indenture and the Perfection Requirements or expressly required hereunder and except in accordance with Requirements of Law.

Section 4.02. Pledged Collateral.

(a) Delivery of Certificated Securities, Tangible Chattel Paper, Instruments and Documents. Each Grantor will, (i) with respect to any certificated Securities representing or evidencing Pledged Collateral and Tangible Chattel Paper, Instruments and Documents of the type described in clause (2) below (subject, for the avoidance of doubt, to the last sentence of this Section 4.02(a)), held by the Grantors on the Issue Date, deliver to the Notes Collateral Agent (or its bailee pursuant to the First Lien Intercreditor Agreement) for the benefit of the Notes Secured Parties such certificated Securities and Tangible Chattel Paper, Instruments and Documents on the Issue Date, accompanied by undated instruments of transfer or assignment duly executed in blank and (ii) after the Issue Date, hold in trust for the Notes Collateral Agent upon receipt and (x) if the event giving rise to the obligation under this Section 4.02(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the Term Loan Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (y) if the event giving rise to the obligation under this Section 4.02(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in each of the cases of clauses (x) and (y), such longer period as the Notes Collateral Agent may reasonably agree), deliver to the Notes Collateral Agent (or its bailee pursuant to the First Lien Intercreditor Agreement) for the benefit of the Notes Secured Parties any (1) certificated Security representing or evidencing Pledged Collateral and (2) Tangible Chattel Paper, Instruments and Documents (A) in each case under this clause (2), having an outstanding balance in excess of $2,500,000 and (B) in each case under clauses (1) and (2), constituting Collateral received after the date hereof, accompanied by undated instruments of transfer or assignment duly executed in blank. Notwithstanding anything to the this Security Agreement, the Indenture or any other Notes Document the Grantors are not required to deliver any instruments from Account Debtors to be deposited in the ordinary course of business or Instruments or Documents in respect of CRE Finance Assets originated or acquired in the ordinary course of business (to the extent such CRE Finance Assets are expected or intended by the Borrower in good faith to become subject to an Asset Financing Facility or otherwise become Excluded Assets in the ordinary course of business pursuant to clause (p) of the definition of “Excluded Assets”) to the Notes Collateral Agent or for the benefit of any Secured Party.

(b) Uncertificated Securities and Pledged Collateral. With respect to any partnership interest or limited liability company interest or other Capital Stock owned by any Grantor which is required to be pledged to the Notes Collateral Agent pursuant to the terms hereof (other than a partnership interest or limited liability company interest held by a clearing corporation, Securities Intermediary or other financial intermediary of any kind) which is not represented by a certificate, such Grantor shall not permit any issuer of such partnership interest or limited liability company interest or other Capital Stock to allow such partnership interest or limited liability company interest (as applicable) or other Capital Stock to become a Security unless such Grantor complies with the procedures set forth in Section 4.02(a) within the time period prescribed therein. Each Grantor which is an issuer of any uncertificated Pledged Collateral described in this Section 4.02(b) hereby agrees to comply with all instructions from the Notes Collateral Agent without such Grantor’s further consent, in each case subject to the notice requirements set forth in Section 5.01(a)(iv) hereof. The Notes Collateral Agent agrees for the benefit of each Grantor that holds any such uncertificated Pledged Collateral that it will not issue such instructions unless an Event of Default has occurred and is continuing.

(c) Registration in Nominee Name; Denominations. The Notes Collateral Agent, on behalf of the Notes Secured Parties, shall hold certificated Pledged Collateral required to be delivered to the Notes Collateral Agent under clause (a) above in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Notes Collateral Agent, but at any time when an Event of Default has occurred and is continuing, and upon at least three Business Days’ notice to the Company, the Notes Collateral Agent shall have the right to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub-agent). At any time when an Event of Default has occurred and is continuing, the Notes Collateral Agent shall have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(d) Exercise of Rights in Pledged Collateral. It is agreed that:

(i) without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for any purpose that does not violate this Security Agreement, the Indenture or any other Notes Document;

(ii) each Grantor will permit the Notes Collateral Agent or its nominee at any time when an Event of Default has occurred and is continuing to exercise the rights and remedies provided under Section 5.01(a)(iv) (subject to the notice requirements set forth therein); and

(iii) subject to Section 5.01(a)(iv) (including the notice requirements set forth therein), each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral; provided that any non-cash dividend or other distribution that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall, to the extent constituting Collateral, be and become part of the Pledged Collateral, and, if received by any Grantor, shall be delivered to the Notes Collateral Agent as and to the extent required by clause (a) above.

(e) Return of Pledged Collateral. The Notes Collateral Agent shall promptly deliver to the applicable Grantor (without recourse and without any representation or warranty) any Pledged Collateral in its possession if requested to be delivered to the issuer or holder thereof in connection with any action or transaction that is permitted or not restricted by the Indenture in accordance with Article 12 of the Indenture.

Section 4.03. Intellectual Property.

(a) At any time when an Event of Default has occurred and is continuing, and upon the written request of the Notes Collateral Agent, each Grantor will (i) use its commercially reasonable efforts to obtain all consents and approvals necessary for the assignment to or for the benefit of the Notes Collateral Agent of any License held by such Grantor in the United States to enable the Notes Collateral Agent to enforce the security interests granted hereunder and (ii) to the extent required pursuant to any material exclusive License of any registered Copyright in the United States that specifically identifies such registered Copyright by registration number and under which such Grantor is the licensee to permit the security interest created or permitted to be created hereunder pursuant to the terms of such License, deliver to the licensor thereunder any notice of the grant of security interest hereunder or such other notices required to be delivered thereunder, if any.

(b) Each Grantor shall notify the Notes Collateral Agent in writing reasonably promptly after any Authorized Officer of a Grantor obtaining actual knowledge, with respect to Intellectual Property Collateral, (i) that any application for or registration of any Patent, Trademark, Domain Name, or Copyright (now or hereafter existing) has been abandoned or dedicated to the public, or (ii) of any determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) abandoning such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, except, in each case of (i) and (ii), to the extent the same is permitted or not restricted by the Indenture or where the same, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) In the event that any Grantor files an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, or acquires any such application or registration by purchase or assignment, in each case, after the Issue Date and to the extent the same constitutes Collateral (and other than as a result of an application that is then subject to an Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement becoming registered), it shall (i) if the event giving rise to the obligation under this Section 4.03(c) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the Term Loan Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (ii) if the event giving rise to the obligation under this Section 4.03(c) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the case of each of clauses (i) and (ii), such longer period as the Notes Collateral Agent may reasonably agree), notify the Notes Collateral Agent and, promptly, execute and deliver to the Notes Collateral Agent, at such Grantor’s sole cost and expense, any Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement, as applicable, to evidence the Notes Collateral Agent’s security interest in such registered Patent, Trademark or Copyright (or application therefor), and shall promptly file the same with the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable.

(d) Each Grantor shall take all actions reasonably necessary to (i) maintain and pursue each application and to obtain and maintain the registration of each Patent, Trademark, Domain Name and, to the extent consistent with past practices, Copyright, included in the Collateral (now or hereafter existing), including by filing applications for renewal, affidavits of use, affidavits of noncontestability and, if reasonably necessary (taking into account the projected cost of such proceedings versus the expected benefit thereof), by initiating opposition and interference and cancellation proceedings against third parties, (ii) maintain and protect the secrecy or confidentiality of its Trade Secrets and (iii) otherwise protect and preserve such Grantor’s rights in, and the validity or enforceability of, its Intellectual Property Collateral, in each case of (i) through (iii), except where the failure to do so (A) could not reasonably be expected to result in a Material Adverse Effect or (B) is otherwise permitted under the Indenture.

(e) Each Grantor shall promptly notify the Notes Collateral Agent in writing of any material infringement, misappropriation, or dilution of such Grantor’s Patents, Trademarks, Copyrights, or Trade Secrets of which any Authorized Officer of a Grantor obtains actual knowledge and shall take such actions that, in the Grantors’ reasonable business judgment, are reasonable and appropriate under the circumstances to protect such Patent, Trademark, Copyright or Trade Secret, in each case except where such infringement, misappropriation or dilution or failure to take action could not reasonably be expected to cause a Material Adverse Effect.

Section 4.04. Commercial Tort Claims. After the Issue Date, on or before the date that is 60 days after the end of the Fiscal Quarter in which the relevant event occurred (or, such longer period as the Term Loan Collateral Agent may reasonably agree), each relevant Grantor shall notify the Notes Collateral Agent of any Commercial Tort Claim with an individual value (as reasonably estimated by the Company) in excess of $10,000,000 acquired by it, together with an update to Schedule 8 to the Perfection Certificate containing a summary description thereof, and such Commercial Tort Claim (and the Proceeds thereof) shall automatically constitute Collateral, all upon the terms of this Security Agreement.

Section 4.05. Change of Name, etc. Each Grantor agrees not to effect any change (i) in such Grantor’s legal name, (ii) in such Grantor’s type of organization, or (iii) in such Grantor’s jurisdiction of organization, unless it shall give the Notes Collateral Agent prompt written notice of any such change (and, in any event, within 60 days of the relevant change) together with a certified copy of the applicable organizational document reflecting the relevant change and it shall have taken all action reasonably necessary to maintain at all times following such change the perfection and priority of the security interest of the Notes Collateral Agent for the benefit of the Notes Secured Parties in the Collateral.

Section 4.06. Grantors Remain Liable.

(a) Each Grantor (rather than the Notes Collateral Agent or any Notes Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under any Contract constituting Collateral, all in accordance with the terms and conditions thereof, to the extent such conditions and obligations first arose prior to the date on which, following an Event of Default, the Notes Collateral Agent, any other Notes Secured Party or any of their respective designees acquires title to the applicable Contract, or Capital Stock in any Subsidiary which directly or indirectly owns such Contract, by foreclosure, deed-in-lieu thereof or assignment in lieu thereof, as applicable, or similar transfer (it being understood and agreed that no Grantor shall have any liability hereunder or any other Notes Document for such conditions or obligations first arising after such date). Neither the Notes Collateral Agent nor any other Notes Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Security Agreement or the receipt by the Notes Collateral Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Notes Collateral Agent or any other Notes Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or sufficiency of any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times, in each case other than to the extent the Notes Collateral Agent or such other Notes Secured Party acquires title to the applicable Contract, or Capital Stock in any Subsidiary which directly or indirectly owns such Contract, following an Event of Default by foreclosure, deed-in-lieu thereof or assignment in lieu thereof, as applicable, or similar transfer.

(b) Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it first arising prior to the date on which, following an Event of Default, the Notes Collateral Agent, any other Notes Secured Party or any of their respective designees acquires title to the applicable Contract, or Capital Stock in any Subsidiary which directly or indirectly owns such Contract, by foreclosure, deed-in-lieu thereof or assignment in lieu thereof, as applicable, or similar transfer, and the liability of such Grantor to pay the Notes Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor (it being understood and agreed that the Notes Obligations shall not include any liability or responsibility in connection with the Collateral first arising after such date).

(c) Notwithstanding anything herein to the contrary, each Grantor (rather than the Notes Collateral Agent or any Notes Secured Party) shall remain liable under each of the Accounts constituting Collateral to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts, to the extent such conditions and obligations first arose prior to the date on which, following an Event of Default, the Notes Collateral Agent, any other Notes Secured Party or any of their respective designees acquires title to the applicable Account, or Capital Stock in any Subsidiary which directly or indirectly owns such

Account, by foreclosure, deed-in-lieu thereof or assignment in lieu thereof, as applicable, or similar transfer (it being understood and agreed that no Grantor shall have any liability hereunder or any other Notes Document for such conditions or obligations first arising after such date). Neither the Notes Collateral Agent nor any other Notes Secured Party shall have any obligation or liability under any such Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Notes Collateral Agent or any other Notes Secured Party of any payment relating to such Account pursuant hereto, nor shall the Notes Collateral Agent or any other Notes Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times, in each case other than to the extent the Notes Collateral Agent or such other Notes Secured Party acquires title to the applicable Account, or Capital Stock in any Subsidiary which directly or indirectly owns such Account, following an Event of Default by foreclosure, deed-in-lieu thereof or assignment in lieu thereof, as applicable, or similar transfer.

ARTICLE 5

REMEDIES

Section 5.01. Remedies.

(a) Each Grantor agrees that, at any time when an Event of Default has occurred and is continuing, the Notes Collateral Agent may exercise any or all of the following rights and remedies (in addition to the rights and remedies existing under applicable Requirements of Law):

(i) the rights and remedies provided in this Security Agreement, the Indenture, or any other Notes Document;

(ii) the rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable Requirements of Law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii) without notice (except as specifically provided in Section 7.01 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, but subject to the terms of any applicable lease or other occupancy agreement and the rights of obligors of any applicable CRE Finance Asset, personally, or by agents or attorneys, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at one or more public or private sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Holders of a majority in aggregate principal amount of the Notes then outstanding may deem commercially reasonable;

(iv) upon at least three Business Days’ written notice to the Company, (A) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, and (B) exercise the voting and all other rights as a holder with respect thereto

(whereupon the voting and other rights of such Grantor described in Section 4.02(d)(i) above shall immediately cease such that the Notes Collateral Agent shall have the sole right to exercise such voting and other rights while the relevant Event of Default is continuing), to collect and receive all cash dividends, interest, principal and other distributions made thereon (it being understood that all Stock Rights received by any Grantor after receipt of such notice while the relevant Event of Default has occurred and is continuing shall be received in trust for the benefit of the Notes Collateral Agent and forthwith paid over to the Notes Collateral Agent in the same form as so received (with any necessary endorsements)) and to otherwise act with respect to the Pledged Collateral as though the Notes Collateral Agent was the outright owner thereof; and

(v) upon at least three Business Days’ written notice, to take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Notes Collateral Agent at any reasonable place or places designated by the Notes Collateral Agent, acting at the written direction of the Holders of a majority in aggregate principal amount of the Notes then outstanding, in which event such Grantor shall at its own expense forthwith cause the same to be moved to the place or places so designated by the Notes Collateral Agent and there delivered to the Notes Collateral Agent;

(b) Each Grantor acknowledges and agrees that compliance by the Notes Collateral Agent, on behalf of the Notes Secured Parties, with any applicable state or federal Requirements of Law in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) Any Notes Secured Party shall have the right in any public sale and, to the extent permitted by applicable Requirements of Law, in any private sale, to purchase all or any part of the Collateral so sold, free of any right of equity redemption that any Grantor is permitted to release and waive pursuant to applicable Requirements of Law, and each Grantor hereby expressly releases such right of equity redemption to the extent permitted by applicable Requirements of Law.

(d) Until the Notes Collateral Agent is able to effect a sale, lease, transfer or other disposition of any particular Collateral under this Section 5.01, the Notes Collateral Agent shall have the right to hold or use such Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving such Collateral or the value of such Collateral or for any other purpose reasonably deemed reasonably appropriate by the Notes Collateral Agent. At any time when an Event of Default has occurred and is continuing, the Notes Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Notes Collateral Agent’s remedies (for the benefit of the Notes Collateral Agent and the Notes Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, the Notes Collateral Agent shall not be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Notes Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Notes Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Notes Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Notes Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the Company of any Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities Requirements of Law, even if any Grantor and the Company would agree to do so.

(g) The Notes Collateral Agent and each Notes Secured Party (by its acceptance of the benefits of this Security Agreement) acknowledge and agree that notwithstanding any other provision in this Security Agreement or any other Notes Document, the exercise of rights or remedies with respect to certain Collateral and the enforcement of any security interests therein may be limited or restricted by, or require consent, authorization, approval or license under, Requirements of Law.

(h) Notwithstanding the foregoing, any rights and remedies provided in this Section 5.01 shall be subject to the terms of the First Lien Intercreditor Agreement.

(i) Notwithstanding the foregoing, it is understood that any rights and remedies provided in this Section 5.01 shall not create an obligation on the Notes Collateral Agent to take action hereunder and the Notes Collateral Agent shall not be liable for refraining from taking action or exercising remedies absent written direction from the Holders.

Section 5.02. Grantors’ Obligations Upon Default. Upon the request of the Notes Collateral Agent at any time when an Event of Default has occurred and is continuing, each Grantor will:

(a) at its own cost and expense, (i) assemble and make available to the Notes Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Notes Collateral Agent, whether at such Grantor’s premises or elsewhere, (ii) deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Notes Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor) and (iii) if the Notes Collateral Agent, acting at the written direction of the Holders of a majority in aggregate principal amount of the Notes then outstanding, so directs and in a form and in a manner reasonably satisfactory to the Holders of a majority in aggregate principal amount of the Notes then outstanding, add a legend to the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts, which legend shall include an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Notes Collateral Agent and that the Notes Collateral Agent has a security interest therein; and

(b) subject to the terms of any applicable lease other occupancy agreement and the rights of obligors of any applicable CRE Finance Asset, permit the Notes Collateral Agent and/or its representatives and/or agents to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.03. Intellectual Property Remedies.

(a) For the purpose of enabling the Notes Collateral Agent to exercise the rights and remedies under this Article 5 at any time when an Event of Default has occurred and is continuing, and at such time as an Event of Default has occurred and is continuing, each Grantor hereby grants to the Notes Collateral Agent a power of attorney to sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office, domain name registrar or similar registrar in order to effect an absolute assignment of all right, title and interest in each registered Patent, Trademark, Domain Name and Copyright, in each case to the extent constituting Collateral, and each application constituting Collateral for any such registration, and record the same. At any time when an Event of Default has occurred and is continuing, the Notes Collateral Agent may (i) declare the entire right, title and interest of such Grantor in and to each item of Intellectual Property Collateral to the extent constituting Collateral to be vested in the Notes Collateral Agent for the benefit of the Notes Secured Parties, in which event such right, title and interest shall immediately vest in the Notes Collateral Agent for the benefit of the Notes Secured Parties, and the Notes Collateral Agent shall be entitled to exercise the power of attorney referred to in this Section 5.03 to execute, cause to be acknowledged and notarized and record such absolute assignment with the applicable agency or registrar; (ii) sell any of Grantor’s Inventory constituting Collateral directly to any Person, including, without limitation, Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Notes Collateral Agent’s rights under this Security Agreement and subject to any restrictions contained in applicable third party licenses entered into by such Grantor, sell Inventory constituting Collateral which bears any Trademark owned by or licensed to any Grantor and any Inventory constituting Collateral that is covered by any Intellectual Property Collateral owned by or licensed to any Grantor, and the Notes Collateral Agent may finish any work in process and affix any relevant Trademark owned by or licensed to such Grantor that constitutes Collateral, and sell such Inventory as provided herein; (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using any Intellectual Property Collateral to the extent constituting Collateral in any manner whatsoever, directly or indirectly; and (iv) assign or sell any Intellectual Property Collateral to the extent constituting Collateral, as well as the goodwill of such Grantor’s business symbolized by any Trademark included in such Intellectual Property Collateral and the right to carry on the business and use the assets of such Grantor in connection with which any such Trademark or Domain Name has been used.

(b) Each Grantor hereby grants to the Notes Collateral Agent an irrevocable (until the Termination Date), nonexclusive, royalty-free, worldwide license (to the extent not prohibited by any applicable license) to its right to use, license or sublicense any Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and (to the extent not prohibited by any applicable license) to all computer software and programs used for compilation or printout thereof. The use of the license granted to the Notes Collateral Agent pursuant to the preceding sentence may be exercised, at the option of the Notes Collateral Agent, only when an Event of Default has occurred and is continuing; provided, however, that such licenses to be granted hereunder with respect to Trademarks shall be subject to, with respect to the goods and/or services on which such Trademarks are used, the maintenance of quality standards that are sufficient to preserve the validity of such Trademarks and are consistent with past practices.

Section 5.04. Application of Proceeds.

(a) Subject to the terms of the First Lien Intercreditor Agreement, the Notes Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization of any Collateral as set forth in Section 12.07(r) of the Indenture.

(b) Upon any sale of Collateral by the Notes Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), a receipt by the Notes Collateral Agent or of the officer making the sale of such proceeds, moneys or balances shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Notes Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Notes Obligations.

ARTICLE 6

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.01. Account Verification. The Notes Collateral Agent may at any time and from time to time when an Event of Default has occurred and is continuing and upon three Business Days’ notice to the relevant Grantor, in the Notes Collateral Agent’s own name, in the name of a nominee of the Notes Collateral Agent, or in the name of any Grantor, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantor, parties to Contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Notes Collateral Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Contracts, Instruments, Chattel Paper, payment intangibles and/or other Receivables that constitute Collateral.

Section 6.02. Authorization for the Notes Collateral Agent to Take Certain Action.

(a) Each Grantor hereby irrevocably authorizes the Notes Collateral Agent and appoints the Notes Collateral Agent (and all officers, employees or agents designated by the Notes Collateral Agent) as its true and lawful attorney in fact at any time that an Event of Default has occurred and is continuing, in the sole discretion of the Notes Collateral Agent (in the name of such Grantor or otherwise), (A) to contact and enter into one or more agreements with the issuers of uncertificated securities that constitute Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Notes Collateral Agent Control over such Pledged Collateral in accordance with the terms hereof, (B) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Notes Collateral Agent to the Notes Obligations as provided herein or in the Indenture or any other Notes Document, but in any event subject to the terms of the First Lien Intercreditor Agreement, (C) to demand payment or enforce payment of any Receivable in the name of the Notes Collateral Agent or such Grantor and to endorse any check, draft and/or any other instrument for the payment of money relating to any such Receivable, (D) to sign such Grantor’s name on any invoice or bill of lading relating to any Receivable, any draft against any Account Debtor of such Grantor, and/or any assignment and/or verification of any Receivable, (E) to exercise all of any Grantor’s rights and remedies with respect to the collection of any Receivable and any other Collateral, (F) to settle, adjust, compromise, extend or renew any Receivable, (G) to settle, adjust or compromise any legal proceeding brought to collect any Receivable, (H) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (I) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any Receivable, (J) to change the address for delivery of mail addressed to such Grantor to such address as the Notes Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor (provided copies of such mail are provided to such Grantor), (K) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens), (L) to make, settle and adjust claims in respect of Collateral under policies of insurance and endorse the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (M) to obtain or maintain the policies of insurance of the types referred to in Section 5.05 of the Term Loan Credit Agreement or to pay any premium in whole or in part relating thereto and (N) to do all other acts and things or institute any proceeding which the Notes Collateral Agent may reasonably deem to be necessary (pursuant to this Security Agreement and the other Notes Documents and in accordance with applicable law) to carry out the terms of this Security

Agreement and to protect the interests of the Notes Secured Parties; and, when and to the extent required pursuant to Section 7.07 and 12.07(u) of the Indenture (as if such Grantor were the Company), such Grantor agrees to reimburse the Notes Collateral Agent for any payment made in connection with this paragraph or any expense (including reasonable and documented attorneys’ fees, court costs and out-of-pocket expenses) and other charges related thereto incurred by the Notes Collateral Agent in connection with any of the foregoing (it being understood that any such sums shall constitute additional Notes Obligations); provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or any other Notes Document. Notwithstanding the foregoing, in no event shall notices be sent to Account Debtors other than during the occurrence and during the continuation of an Event of Default.

(b) All prior acts of the Notes Collateral Agent (or its attorneys or designees) are hereby ratified and approved by each Grantor. The powers conferred on the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and the Notes Secured Parties, under this Section 6.02 are solely to protect the Notes Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Notes Collateral Agent or any Notes Secured Party to exercise any such powers.

Section 6.03. PROXY. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 6.03, EACH GRANTOR HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE OR, AS TO ANY GRANTOR, IF EARLIER, THE DATE SUCH GRANTOR IS RELEASED FROM ITS OBLIGATIONS HEREUNDER PURSUANT TO SECTION 7.12 HEREOF) CONSTITUTES AND APPOINTS THE NOTES COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.02 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING, DURING THE CONTINUATION OF AN EVENT OF DEFAULT AND SUBJECT TO ANY NOTICE REQUIREMENTS AS SET FORTH HEREIN, THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE NOTES COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT, UPON THE OCCURRENCE AND CONTINUATION OF AN EVENT OF DEFAULT AND SUBJECT TO ANY NOTICE REQUIREMENT AS SET FORTH HEREIN, TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), IN EACH CASE ONLY WHEN AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING AND UPON THREE BUSINESS DAYS’ PRIOR WRITTEN NOTICE TO THE COMPANY.

Section 6.04. NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE NOTES COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE 6 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE OR, AS TO ANY GRANTOR, IF EARLIER, THE DATE SUCH GRANTOR IS RELEASED FROM ITS OBLIGATION HEREUNDER PURSUANT TO SECTION 7.12 HEREOF. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE NOTES COLLATERAL AGENT, NOR ANY NOTES SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE

LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH PERSON AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE DECISION SUBJECT TO SECTION 7.20 HEREOF; PROVIDED, THAT THE FOREGOING EXCEPTION SHALL NOT BE CONSTRUED TO OBLIGATE THE NOTES COLLATERAL AGENT TO TAKE OR REFRAIN FROM TAKING ANY ACTION WITH RESPECT TO THE COLLATERAL.

ARTICLE 7

GENERAL PROVISIONS

Section 7.01. Waivers. To the maximum extent permitted by applicable Requirements of Law, each Grantor hereby waives notice of the time and place of any judicial hearing in connection with the Notes Collateral Agent’s taking possession of the Collateral or of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies. To the extent such notice may not be waived under applicable Requirements of Law, any notice made shall be deemed reasonable if sent to any Grantor, addressed as set forth in Article 8, at least 10 days prior to (a) the date of any such public sale or (b) the time after which any such private disposition may be made. To the maximum extent permitted by applicable Requirements of Law, each Grantor waives all claims, damages, and demands against the Notes Collateral Agent arising out of the repossession, retention or sale of the Collateral, except those arising out of bad faith, gross negligence or willful misconduct on the part of the Notes Collateral Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Notes Collateral Agent, any valuation, stay (other than an automatic stay under any applicable Debtor Relief Law), appraisal, extension, moratorium, redemption or similar law and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest, any notice (to the maximum extent permitted by applicable Requirements of Law) of any kind or all other requirements as to the time, place and terms of sale in connection with this Security Agreement or any Collateral.

Section 7.02. Limitation on Notes Collateral Agent’s Duty with Respect to the Collateral. The Notes Collateral Agent shall not have any obligation to clean or otherwise prepare the Collateral for sale. The Notes Collateral Agent shall use same degree of care with respect to the Collateral in its possession as a collateral agent would exercise or use under the circumstances with respect to such collateral agent’s property. The Notes Collateral Agent shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Notes Collateral Agent, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable Requirements of Law impose duties on the Notes Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Notes Collateral Agent, subject to Section 7.06, (a) to elect not to incur expenses to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (b) to elect not to obtain third party consents for access to Collateral to be disposed of (unless expressly required under any applicable lease agreement), or to obtain or, if not otherwise required by any Requirement of Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to elect not to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure the Notes Collateral Agent against risks of loss in connection with any collection or disposition of Collateral or to provide to the Notes Collateral Agent a guaranteed return from the collection or disposition of Collateral or (l) to the extent deemed appropriate by the Notes Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Notes Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.02 is to provide non-exhaustive indications of what actions or omissions by the Notes Collateral Agent would be commercially reasonable in the Notes Collateral Agent’s exercise of remedies with respect to the Collateral and that other actions or omissions by the Notes Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.02. Without limitation upon the foregoing, nothing contained in this Section 7.02 shall be construed to grant any rights to any Grantor or to impose any duties on the Notes Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.02.

Section 7.03. Compromises and Collection of Collateral. Each Grantor and the Notes Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to any Receivable. In view of the foregoing, each Grantor agrees that the Notes Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing and upon three Business Days’ notice to the relevant Grantor, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Notes Collateral Agent in its sole and reasonable discretion shall determine or abandon any Receivable, and any such action by the Notes Collateral Agent shall be commercially reasonable so long as the Notes Collateral Agent acts reasonably in good faith based on information known to it at the time it takes any such action.

Section 7.04. Notes Collateral Agent Performance of Debtor Obligations. Without having any obligation to do so, the Notes Collateral Agent may, at any time when an Event of Default has occurred and is continuing and upon prior written notice to the Company, perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and which obligation is due and unpaid and not being contested by such Grantor in good faith, and such Grantor shall reimburse the Notes Collateral Agent for any amounts paid by the Notes Collateral Agent pursuant to this Section 7.04 as a Notes Obligation payable in accordance with Section 7.07 and 12.07(u) of the Indenture first arising prior to the date on which the Notes Collateral Agent, any other Notes Secured Party or any of their respective designees acquires title to the applicable Collateral, or Capital Stock in any Subsidiary which directly or indirectly owns such Collateral, by foreclosure, deed-in-lieu thereof or assignment in lieu thereof, as applicable, or similar transfer.

Section 7.05. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Notes Collateral Agent (subject to the provisions of Article 12 of the Indenture) to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Grantors and the Notes Collateral Agent, at the direction of the Holders to the extent required under Section 9.01 of the Indenture, and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or afforded by law shall be cumulative and all shall be available to the Notes Collateral Agent until the termination of this Agreement.

Section 7.06. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable Requirements of Law, and all of the provisions of this Security Agreement are intended to be subject to all applicable Requirement of Law that may be controlling and to be limited to the extent necessary so that such provisions do not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. To the extent permitted by applicable Requirements of Law, any provision of this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Security Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. If the exercise of rights or remedies with respect to certain Collateral and the enforcement of any security interest therein require any consent, authorization, approval or license under any Requirement of Law, no such action shall be taken unless and until all requisite consents, authorizations approvals or licenses have been obtained.

Section 7.07. Security Interest Absolute. All rights of the Notes Collateral Agent hereunder, the security interests granted hereunder and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Notes Document, any agreement with respect to any of the Notes Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Notes Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Notes Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Notes Obligations, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor, (e) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Security Agreement or any other Notes Document or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Notes Obligations or this Security Agreement (other than a termination of any Lien contemplated by Section 7.12 or the occurrence of the Termination Date).

Section 7.08. Benefit of Security Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Notes Collateral Agent and the Notes Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement). No sale of participations, assignments, transfers, or other dispositions of any agreement governing the Notes Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Notes Collateral Agent hereunder for the benefit of the Notes Collateral Agent and the Notes Secured Parties.

Section 7.09. Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement until the Termination Date or, as to any Grantor, if earlier, the date such Grantor is released from its obligations hereunder pursuant to Section 7.12 hereof.

Section 7.10. Additional Subsidiaries and Persons. Upon the execution and delivery by any Subsidiary or Person of a joinder in the form of Exhibit A, such Subsidiary or Person shall become a Grantor hereunder with the same force and effect as if such Subsidiary or Person was originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor or any other Person. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.11. Headings. The titles of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 7.12. Termination or Release.

(a) This Security Agreement shall continue in effect until the termination of this Agreement, and the Liens granted by each relevant Grantor hereunder shall be automatically released and each relevant Grantor shall automatically be released from its obligations hereunder in the circumstances described in Section 12.02 of the Indenture (and, in any event, upon such Grantor becoming an Excluded Subsidiary as a result of a transaction or transactions permitted under the Indenture).

(b) Upon (i) any sale, transfer or other disposition by any Grantor of any Collateral, which such sale, transfer or disposition is permitted under the Indenture, to any Person that is not another Grantor (including, without limitation, an Excluded Subsidiary), or (ii) upon any Collateral becoming or constituting an Excluded Asset as a result of a transaction or transactions permitted under the Indenture, the Liens granted in such Collateral hereunder shall automatically be released.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) above, the Notes Collateral Agent shall, subject to receipt of a certificate from an Authorized Officer of the Company if required under the Indenture and requested by the Notes Collateral Agent, promptly execute (if applicable) and deliver to any Grantor, at such Grantor’s expense and as prepared by such Grantor, (i) all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence and/or effectuate such termination or release and (ii) releases of all Pledged Collateral that no longer constitutes Collateral as a result of such termination or release. In addition, in connection with any termination or release pursuant to paragraph (b) above, the Notes Collateral Agent shall, subject to receipt of a certificate from an Authorized Officer of the Company certifying that any asset which constituted Collateral has become or constitutes an Excluded Asset as a result of a transaction or transactions permitted under the Indenture, promptly execute and deliver to the Company a certification prepared by the Company of the Notes Collateral Agent (x) acknowledging that the Liens on the applicable assets granted hereunder have been released and (y) attaching any UCC termination statements or similar documents required by clause (i) above and acknowledging its obligations under clause (i) above (which such certification, if requested by the Company, may be disclosed on a non-reliance basis to the counterparty under the applicable Asset Financing Facility or CRE Financing). Any execution and delivery of any document or certificate prepared by the Company pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Notes Collateral Agent or any other Notes Secured Party. The Company shall reimburse the Notes Collateral Agent for all reasonable and documented costs and out-of-pocket expenses, including the fees, disbursements and other charges of one outside counsel (and, if necessary, of one local counsel in any relevant jurisdiction), incurred by it in connection with any action contemplated by this Section 7.12 pursuant to and to the extent required by Sections 7.07 and 12.07(u) of the Indenture.

(d) The Notes Collateral Agent shall have no liability whatsoever to any other Notes Secured Party or any other Person as the result of any release of Collateral by it in accordance with (or which the Notes Collateral Agent in good faith believes to be in accordance with) the terms of this Section 7.12.

Section 7.13. Entire Agreement. This Security Agreement, together with the other Notes Documents, embodies the entire agreement and understanding between each Grantor and the Notes Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between any Grantor and the Notes Collateral Agent relating to the Collateral.

Section 7.14. CHOICE OF LAW. THIS SECURITY AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECURITY AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.15. CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE NOTES COLLATERAL AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS IN RESPECT OF THE COLLATERAL UNDER THIS SECURITY AGREEMENT AND THE OTHER COLLATERAL DOCUMENTS.

(b) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 11.02 OF THE INDENTURE. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY NOTES DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS SECURITY AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 7.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.17. Indemnity. The Grantors jointly and severally hereby agree to indemnify the Trustee Parties and Notes Collateral Agent (including its officers, directors, employees, agents and successors), as, and to the extent, set forth in Sections 7.07 and 12.07(u) of the Indenture, as if such Grantor were the Company (it being understood and agreed that no Grantor shall have any liability thereunder for any liabilities or responsibilities in respect of any Contract or Capital Stock that constitutes Collateral, except as explicitly set forth in such Sections 7.07 or 12.07(u), first arising after the date on which, following an Event of Default, the Notes Collateral Agent, any other Notes Secured Party or any of their respective designees acquires title to such Contract, or Capital Stock in any Subsidiary which directly or indirectly owns such Contract, by foreclosure, deed-in-lieu thereof or assignment in lieu thereof, as applicable, or similar transfer). Each Grantor’s obligations under this Section 7.17 shall survive the resignation or removal of the Trustee Parties or Notes Collateral Agent and the discharge or termination of this Agreement.

Section 7.18. Counterparts. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic transmission (including by email as a “.pdf” or “.tif” attachment) shall be effective as delivery of a manually executed counterpart of this Security Agreement. The words “execution,” signed,” “signature,” and words of like import in this Security Agreement shall include electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code; provided that any electronic signature is a true representation of the signer’s actual signature. This Security Agreement shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 7.19. Intercreditor Agreement.

(a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE NOTES COLLATERAL AGENT FOR THE BENEFIT OF THE NOTES SECURED PARTIES PURSUANT TO THIS SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE NOTES COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE FIRST LIEN INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS THE FIRST LIEN INTERCREDITOR AGREEMENT AND THIS SECURITY AGREEMENT, THE PROVISIONS OF THE FIRST LIEN INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) Notwithstanding anything to the contrary contained in this Agreement or any other Notes Document, so long as the First Lien Intercreditor Agreement is outstanding, to the extent any Grantor is required hereunder (or by any other Notes Documents) to deliver possession or control of Collateral to the Notes Collateral Agent and is unable to do so as a result of having previously delivered such Collateral to the Term Loan Collateral Agent in accordance with the terms of the First Lien Intercreditor Agreement, such Grantor’s obligations hereunder with respect to such delivery shall be deemed complied with and satisfied by the delivery to the Term Loan Collateral Agent, acting as a gratuitous bailee for the benefit of and on behalf of the Notes Secured Parties.

Section 7.20. Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Grantors or Notes Secured Parties shall assert, and each hereby waives, any claim against each other or any Trustee Party or the Notes Collateral Agent thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Security Agreement or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnitee against any of the Grantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 7.17.

Section 7.21. Successors and Assigns. Whenever in this Security Agreement any party hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Notes Collateral Agent in this Security Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction expressly permitted under the Indenture, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Notes Collateral Agent.

Section 7.22. Survival of Agreement. Without limiting any provision of the Indenture or Section 7.17 hereof, all covenants, agreements, indemnities, representations and warranties made by the Grantors in the Notes Documents and in the certificates or other instruments delivered in connection with or pursuant to this Security Agreement or any other Notes Document shall be considered to have been relied upon by the Notes Secured Parties and shall survive the execution and delivery of the Notes

Documents and the issuance of the Notes, regardless of any investigation made by any such Notes Secured Party or on its behalf and notwithstanding that the Notes Collateral Agent or any other Notes Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Indenture, and shall continue in full force and effect until the Termination Date, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Security Agreement in accordance with the terms hereof.

ARTICLE 8

NOTICES

Section 8.01. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be delivered in accordance with Section 11.02 of the Indenture (it being understood and agreed that references in such Section to “herein,” “hereunder” and other similar terms shall be deemed to be references to this Security Agreement).

ARTICLE 9

THE NOTES COLLATERAL AGENT

BNY Mellon has been appointed Notes Collateral Agent for the Notes Secured Parties hereunder pursuant to Article 12 of the Indenture. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Notes Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Notes Secured Parties to the Notes Collateral Agent pursuant to the Indenture, and that the Notes Collateral Agent has agreed to act (and any successor Notes Collateral Agent shall act) as such hereunder only on the express conditions contained in such Article 12. Any successor Notes Collateral Agent appointed pursuant to Article 12 of the Indenture shall be entitled to all the rights, interests and benefits of the Notes Collateral Agent hereunder. The Notes Collateral Agent shall have all rights, benefits and indemnities provided to it under the Indenture and they are incorporated by reference herein as if they are set forth herein in their entirety.

By accepting the benefits of this Security Agreement and any other Notes Document, each Notes Secured Party expressly acknowledges and agrees that this Security Agreement and each other Notes Document may be enforced only by the action of the Notes Collateral Agent, and that such Notes Secured Party shall not have any right individually to seek to enforce or to enforce this Security Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Notes Collateral Agent for the benefit of the Notes Secured Parties upon the terms of this Security Agreement and the other Notes Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor and the Notes Collateral Agent have executed this Security Agreement as of the date first above written.

BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Douglas N. Armer
Name: Douglas N. Armer
Title: Executive Vice President, Capital Markets, and Treasurer

345-1 PARTNERS, LLC
345-2 PARTNERS, LLC
345-JV PARTNERS LLC
345-LUX EUR PARTNERS, LLC
345-LUX GBP PARTNERS, LLC
42-16 CLO L SELL, LLC
AMBASSADOR AUD HOLDINGS, LLC
AMBASSADOR CAD HOLDINGS, LLC
AMBASSADOR EUR HOLDINGS, LLC
AMBASSADOR GBP HOLDINGS, LLC
AMBASSADOR SEK HOLDINGS, LLC
DE VERE RESORTS FINCO 2014, LLC
HUSKY AU FINCO, LLC
HUSKY AU-A FINCO, LLC
HUSKY CAD FINCO, LLC
HUSKY EUR FINCO, LLC
HUSKY FINCO, LLC
HUSKY SEK FINCO, LLC
HUSKY UK FINCO, LLC
MAGMA FINCO 12, LLC
MAGMA FINCO 13, LLC
MOLTEN PARTNERS, LLC
PARLEX ONT PARTNERS GP, LLC
Q HOTELS FINCO 2014, LLC
VICTOR HOLDINGS I, LLC

By:	/s/ Douglas N. Armer
Name: Douglas N. Armer
Title: Executive Vice President, Capital Markets, and Treasurer

[BXMT - Signature Page to Pledge and Security Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Notes Collateral Agent

By:	/s/ Ann Dolezal
Name: Ann Dolezal
Title: Vice President

[BXMT - Signature Page to Pledge and Security Agreement]

EXHIBIT A

[FORM OF] SECURITY AGREEMENT JOINDER

A. SUPPLEMENT NO. [•] dated as of [•] (this “Supplement”), to the Pledge and Security Agreement dated as of October 5, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), the Guarantors (as defined in the Indenture) as of the Issue Date and each other Subsidiary or Person that becomes a party hereto pursuant to Section 7.10 of the Security Agreement from time to time party thereto (the foregoing, collectively, the “Grantors”) and The Bank of New York Mellon Trust Company, N.A.(“BNY Mellon”), in its capacity as Notes Collateral Agent for the Notes Secured Parties (in such capacities and together with its successors and assigns, the “Notes Collateral Agent”).

B. Reference is made to the Indenture dated as of October 5, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among, inter alios, Company and BNY Mellon, as Trustee (as defined in the Indenture) and as Notes Collateral Agent.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or the Security Agreement, as applicable.

D. The Grantors have entered into the Security Agreement in order to induce the Holders to purchase the Notes. Section 7.10 of the Security Agreement and Section 4.11 of the Indenture provide that additional Domestic Subsidiaries of the Company or Persons may become Guarantors under the Security Agreement by executing and delivering an instrument in the form of this Supplement. [The] [Each] undersigned Subsidiary or Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Security to secure the Notes Obligations.

Accordingly, the Notes Collateral Agent and [the] [each] New Grantor agree as follows:

SECTION 1. In accordance with Section 7.10 of the Security Agreement, [the] [each] New Grantor by its signature below becomes a Guarantor and a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor, and [the] [each] New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) makes the representations and warranties applicable to it as a Grantor under the Security Agreement[, subject to Schedule A hereto,] on and as of the date hereof. In furtherance of the foregoing, [the] [each] New Grantor, as security for the payment and performance in full of the Notes Obligations, does hereby create and grant to the Notes Collateral Agent, its successors and permitted assigns, for the benefit of the Notes Secured Parties, their successors and permitted assigns, a security interest in and Lien on all of [the] [each] Grantor’s right, title and interest in and to the Collateral of [the] [each] New Grantor. Upon the effectiveness of this Supplement, each reference to a “Grantor” and “Guarantor” in the Security Agreement shall be deemed to include [the] [each] New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. [The] [Each] New Grantor represents and warrants to the Notes Collateral Agent and the other Notes Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Notes Collateral Agent shall have received a counterpart of this Supplement that bears the signature of [the] [each] New Grantor and the Notes Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic transmission (including by email as a “.pdf” or “.tif” attachment) shall be as effective as delivery of a manually signed counterpart of this Supplement. The words “execution,” signed,” “signature,” and words of like import in this Supplement shall include electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

SECTION 4. Attached hereto is a duly prepared, completed and executed Perfection Certificate with respect to [the] [each] New Grantor, and [the] [each] New Grantor hereby represents and warrants that the information set forth therein with respect to such New Grantor is correct and complete in all material respects as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The Company and the Notes Collateral Agent shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Security Agreement.

SECTION 9. [The] [Each] New Grantor agrees to reimburse the Notes Collateral Agent for its expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel in accordance with Sections 7.07 and 12.07(u) of the Indenture.

SECTION 10. This Supplement shall constitute a Security Document, under and as defined in, the Indenture.

[Signature pages follow]

IN WITNESS WHEREOF, [each] [the] New Grantor has duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

[SCHEDULE A

CERTAIN EXCEPTIONS]